Investor Relations

9/14/2006

Measurement Specialties Revises Q2 EPS Guidance
Frank Guidone, CEO - 973 808-3020 Aimee Boutcher - 973 239-2878

Hampton, VA, September 14, 2006 - Measurement Specialties, Inc. (NASDAQ: MEAS), a designer and manufacturer of sensors and sensor-based systems, announced today that it has adjusted its guidance for the second fiscal quarter down to $0.19 to $0.22 per diluted share, from $0.24 to $0.26. Frank Guidone, Company CEO commented, “Based on our preliminary July and August results, and in light of our investor presentation this afternoon and previously released material, we felt it prudent to adjust guidance, at this time. We are confident that we will meet or exceed the revenue estimate of $48 million. However, we anticipate our gross margin will be lower than previous estimates for a variety of reasons, and may result in a shortfall in our earnings. We will be able to share more detail regarding the projected gross margin shortfall in the quarter and its effect on our fiscal year in our regularly scheduled analyst conference call in early October.” The Company will host a shareholder “tradeshow” reception from 4pm to 7pm this afternoon at the Benjamin Hotel, 125 E. 50th Street, New York, NY, following the Annual Shareholder meeting. To view the September presentation, please visit the Company website at www.meas-spec.com.

About Measurement Specialties. Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics. MEAS uses multiple advanced technologies - including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges - to engineer sensors that operate precisely and cost effectively. This release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward looking statements may be identified by such words or phrases “should”, "intends", “ is subject to”, "expects", "will", "continue", "anticipate", "estimated", "projected", "may", "we believe", "future prospects", or similar expressions. The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; ability to raise additional funds; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating prior acquisitions; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue.